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                                                                    Exhibit 23.2


                               CONSENT OF KPMG LLP

We consent to the use of our report herein included dated September 6, 2002, with respect to the consolidated balance sheets of Nestle Ice Cream Company, LLC ("NICC") as of June 30, 2002, and December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity and cash flows for the six-month period ended June 30, 2002, the years ended December 31, 2001 and 2000 and the period from October 8, 1999 (inception) to December 31, 1999, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated September 6, 2002 contains an explanatory paragraph that states that NICC has not presented the selected quarterly financial data, specified by Item 302(a) of Regulation S-K, that the Securities and Exchange Commission requires as supplementary information to the basic financial statements.




/s/KPMG LLP

KPMG LLP
San Francisco, California
November 4, 2002